Exhibit 8.1

Baker & McKenzie.Wong & Leow (Reg. No. 200010145R) 8 Marina Boulevard #05-01 Marina Bay Financial Centre Tower 1 Singapore 018981 Tel: +65 6338 1888 Fax: +65 6337 5100 www.bakermckenzie.com

Asia Pacific

Bangkok

Beijing

Brisbane

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta

Kuala Lumpur*

Manila*

Melbourne

Seoul

Shanghai

Singapore

Sydney

Taipei

Tokyo

Yangon

Europe, Middle East & Africa

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Barcelona

Berlin

Brussels

Budapest

Cairo

Casablanca

Doha

Dubai

Dusseldorf

Frankfurt/Main

Geneva

Istanbul

Jeddah*

Johannesburg

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh*

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

The Americas

Bogota

Brasilia**

Buenos Aires

Caracas

Chicago

Dallas

Guadalajara

Houston

Juarez

Lima

Los Angeles

Mexico City

Miami

Monterrey

New York

Palo Alto

Porto Alegre**

Rio de Janeiro**

San Francisco

Santiago

Sao Paulo**

Tijuana

Toronto

Washington, DC

*    Associated Firm

** In cooperation with Trench, Rossi e Watanabe Advogados

16 June 2022

Primech Holdings Pte. Ltd.

23 Ubi Crescent

Singapore 408579

Dear Sirs

PRIMECH HOLDINGS PTE. LTD. (TO BE RENAMED PRIMECH HOLDINGS LTD.)

(THE “COMPANY”) ― REGISTRATION STATEMENT ON FORM F-1

1. INTRODUCTION

We have acted as Singapore legal advisers to the Company, a company incorporated under the laws of Singapore, in connection with the initial public offering of ordinary shares of the Company (the “Shares”) as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). You have requested our opinion concerning the statements in the Registration Statement under the section “Taxation—Singapore Tax Considerations”, comprising the subsections “Individual Income Tax”, “Corporate Income Tax”, “Dividend Distributions”, “Gains on Disposal of our Shares”, “Stamp Duty”, “Estate Duty”, and “Goods and Services Tax”, as set out in the Annex.

2. ASSUMPTIONS

In rendering this opinion, we have assumed without independent investigation (the “Assumptions”) that:

(a) all factual information stated or given in the Registration Statement is true and accurate, and properly reflect the intention of the parties, and all opinions expressed therein (other than the opinions with respect to Singapore laws which are covered under this opinion) are bona fide and honestly held and were reached after due consideration; in particular but without limitation, we have not concerned ourselves with confirming any representations or warranties of the Company in the Registration Statement (if any) and we have not been responsible for investigating or verifying the correctness of any facts contained therein;

(b) there are no documents or information other than those disclosed to us, which relate to any of the matters on which we are opining; and

(c) all factual information provided to us by the Company and/or its representatives in respect to matters opined on herein is true and correct.

Baker & McKenzie.Wong & Leow is incorporated with limited liability and is a member of Baker & McKenzie International.

3. OPINION

Subject to the Assumptions and the Qualifications (defined below), we are of the opinion that the statements set forth in the Registration Statement under the section “Taxation— Singapore Tax Considerations”, insofar as they constitute statement of Singapore tax laws, are true and accurate in all material respects and that such statements constitute our opinion.

4. QUALIFICATIONS

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

(a)	we have made no investigations into, and do not express or imply any views on, the laws of any country other than Singapore or on any non-legal regulation or standard such as but not limited to accounting, financial or technical rules or standards;

(b)	Singapore legal concepts are expressed in English terms; however, the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions. This opinion may, therefore, only be relied upon the express condition that any issues of the interpretation or liability arising hereunder will be governed by Singapore laws;

(c)	we are opining herein as to the effect on the subject transaction only of the tax laws in Singapore as at the date of this opinion and as such laws have, to date, been interpreted in published decisions of the courts of Singapore. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. In particular, we give no advice regarding the application or content of the federal law of the United States or the laws of any state within the United States; and

(d)	our opinion is subject to all the qualifications set out in the first paragraph under the section “Taxation—Singapore Tax Considerations” in the Registration Statement.

For the avoidance of doubt, we do not assume responsibility for updating this opinion as of any date subsequent to the date of this opinion, and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date of this opinion or from the discovery subsequent to the date of this opinion of information not previously known to us pertaining to the events occurring on or prior to the date of this opinion. This opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed by the Company and to the use of our name under the section “Taxation—Singapore Tax Considerations” in the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC promulgated thereunder.

This opinion given herein is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the initial public offering of the Shares as described above, including, without limitation, any other document signed in connection with the initial public offering as described above. Further, save for the filing of this opinion with the SEC as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable federal securities laws in the United States, if applicable) or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

Yours faithfully

Baker & McKenzie.Wong & Leow

Annex

TAXATION

The following are material Singapore tax and U.S. federal income tax considerations relevant to an investment in our Shares. This discussion does not address all of the tax consequences that may be relevant in light of the investor’s particular circumstances. Potential investors should consult their tax advisers regarding the Singapore, U.S. federal, state and local, and non-U.S. tax consequences of owning and disposing of our Shares in their particular circumstances. Unless otherwise noted in the following discussion, this section is the opinion of Loeb & Loeb LLP, our U.S. counsel, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law, and of Baker & McKenzie. Wong & Leow, insofar as it relates to legal conclusions with respect to matters of Singapore tax law.

Singaporean Tax Considerations

The statements made herein regarding taxation are general in nature and based on certain aspects of current tax laws of Singapore and administrative guidelines issued by the relevant authorities in force as of the date of this prospectus and are subject to any changes in such laws or administrative guidelines, or in the interpretation of these laws or guidelines, occurring after such date, which could be made on a retrospective basis. These laws and guidelines are also subject to various interpretations and the relevant tax authorities or the courts could later disagree with the explanations or conclusions set out below. The statements below are not to be regarded as advice on the tax position of any holder of our Shares or of any person acquiring, selling or otherwise dealing with our Shares or on any tax implications arising from the acquisition, sale or other dealings in respect of our Shares. The statements made herein do not purport to be a comprehensive or exhaustive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of our Shares and do not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities) may be subject to special rules. Prospective holders of our Shares are advised to consult their own tax advisers as to the Singapore or other tax consequences of the acquisition, ownership of or disposal of our Shares. The statements below regarding the Singapore tax treatment of dividends received in respect of our Shares are based on the assumption that the Company is tax resident in Singapore for Singapore income tax purposes. It is emphasized that neither the Company nor any other persons involved in this prospectus accepts responsibility for any tax consequences or liabilities resulting from the subscription for, purchase, holding or disposal of our Shares.

Individual Income Tax

An individual is a tax resident in Singapore in a year of assessment if, in the preceding year, he resides in Singapore except for such temporary absences as may be reasonable and not inconsistent with a claim by such person to be resident in Singapore. This includes a person who is physically present in Singapore or exercises an employment (other than as a director of a company) in Singapore for 183 days or more during the year preceding the year of assessment.

Generally, individual taxpayers are subject to Singapore income tax on income accruing in or derived from Singapore, unless certain exemptions apply. Foreign-sourced income received in Singapore by a non-resident individual is exempt from Singapore income tax. Foreign-sourced income received on or after January 1, 2004 by a Singapore tax resident individual (except for income received through a partnership in Singapore) is also exempt from Singapore income tax if the Comptroller of Income Tax in Singapore (“Comptroller”) is satisfied that the tax exemption would be beneficial to the individual.

Currently, Singapore tax resident individuals are taxed at progressive rates ranging from 0% to 22%. Starting in year of assessment 2024, Singapore tax resident individuals will be taxed at progressive rates ranging from 0% to 24%. Non-resident individuals, subject to certain exceptions and conditions, currently are subject to Singapore income tax on income accruing in or derived from Singapore at the rate of 22%. This rate will be increased to 24% effective as of year of assessment 2024.

Corporate Income Tax

A company is regarded as resident in Singapore for Singapore tax purposes if the control and management of its business are exercised in Singapore.

A company is subject to Singapore income tax on income accruing in or derived from Singapore and on foreign-sourced income received or deemed to be received in Singapore, unless certain exemptions apply.

Foreign-sourced income in the form of dividends, branch profits and service income received or deemed to be received in Singapore by a Singapore tax resident company is exempt from Singapore income tax if the following conditions are met:

(i)	such income is subject to tax of a similar character to income tax (by whatever name called) under the law of the territory from which such income is received;

(ii)	at the time the income is received in Singapore, the highest rate of tax of a similar character to income tax (by whatever name called) levied under the law of the territory from which the income is received on any gains or profits from any trade or business carried on by any company in that territory at that time is not less than 15%; and

(iii)	the Comptroller is satisfied that the tax exemption would be beneficial to the Singapore tax resident company.

The corporate tax rate in Singapore is currently 17%. From YA 2020 onwards, three-quarters of a company’s first S$10,000 of its normal chargeable income, and half of its next S$190,000 of normal chargeable income are exempt from corporate tax.

Newly incorporated companies will also, subject to certain conditions and exceptions, be eligible for tax exemption on three-quarters of the company’s first S$100,000 of normal chargeable income, and half of its next $100,000 of normal chargeable income, for each of the company’s first three YAs falling in or after YA 2020.

Dividend Distributions

Under Singapore’s one-tier corporate tax system, dividends paid by a Singapore tax resident company are exempt from Singapore income tax in the hands of its shareholders, regardless of whether the shareholder is a company or an individual and whether or not the shareholder is a Singapore tax resident.

Gains on Disposal of our Shares

Singapore does not impose tax on capital gains. There are no specific laws or regulations which deal with the characterization of whether a gain is income or capital in nature. Gains arising from the disposal of our Shares may be construed to be of an income nature and subject to Singapore income tax, especially if they arise from activities which the Inland Revenue Authority of Singapore (“IRAS”) regards as the carrying on of a trade or business in Singapore.

Holders of our Shares who apply, or who are required to apply, the Singapore Financial Reporting Standard (“FRS”) 39, FRS 109 or Singapore Financial Reporting Standard (International) 9 (“SFRS(I) 9”) (as the case may be) may for the purposes of Singapore income tax be required to recognize gains or losses (not being gains or losses in the nature of capital) in accordance with the provisions of FRS 39, FRS 109 or SFRS(I) 9 (as modified by the applicable provisions of Singapore income tax law) even though no sale or disposal of our Shares is made.

Holders of our Shares should consult their accounting and tax advisers regarding the Singapore income tax consequences of their acquisition, holding and disposal of our Shares.

Stamp Duty

There is no stamp duty payable on the subscription for our Shares.

Stamp duty is payable on an instrument for the conveyance, assignment or transfer on sale of the shares in a company incorporated in Singapore, or a company which maintains a share or branch register in Singapore. Stamp duty is calculated at the rate of 0.2% of the consideration for, or market value of, such shares transferred, whichever is higher.

Stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where an instrument of transfer is executed outside Singapore and not brought into Singapore, or no instrument of transfer is executed, no stamp duty is generally payable on the acquisition of shares. However, stamp duty is generally payable if the instrument of transfer is executed in Singapore, or is executed outside Singapore and received in Singapore.

An electronic instrument may be treated as an instrument of transfer for stamp duty purposes. In this regard, an electronic instrument that effects a transaction includes, among others, an electronic record that effects, or an electronic record and a physical document that together effect, the same transaction, whether directly or indirectly. Examples of an “electronic record” include anything sent by e mail, SMS or any Internet-based messaging service.

An electronic instrument that is executed outside Singapore is received in Singapore if (a) it is retrieved or accessed by a person in Singapore; (b) an electronic copy of it is stored on a device (including a computer) and brought into Singapore; or (c) an electronic copy of it is stored on a computer in Singapore.

Stamp duty may therefore apply on the sale and disposal of our Shares if an instrument of transfer (including an electronic instrument) is executed in Singapore, or if an instrument of transfer (including an electronic instrument) is executed outside Singapore and received in Singapore. Investors should seek their own tax advice on the applicability of stamp duty in connection with the purchase and sale of our Shares.

Estate Duty

Singapore estate duty was abolished with respect to all deaths occurring on or after February 15, 2008.

Goods and Services Tax (“GST”)

The sale of our Shares by a GST-registered investor belonging in Singapore for GST purposes to another person belonging in Singapore is an exempt supply not subject to GST. Any input GST incurred by the GST-registered investor in making an exempt supply is generally not recoverable as input tax.

Where our Shares are sold by a GST-registered investor in the course of or furtherance of a business carried on by such investor contractually to and for the direct benefit of a person belonging outside Singapore, the sale should generally, subject to the satisfaction of certain conditions, qualify for zero-rating (i.e., subject to GST at 0%). Any input GST incurred by the GST-registered investor in making such a supply in the course of or furtherance of a business may be fully recoverable as input tax where the relevant conditions are met. Investors should seek their own tax advice on the recoverability of GST incurred on expenses in connection with the purchase and sale of our Shares.

Services consisting of arranging, brokering, underwriting or advising on the issue, allotment or transfer of ownership of our ordinary shares rendered by a GST-registered person to an investor belonging in Singapore for GST purposes in connection with the investor’s purchase, sale or holding of our Shares will be subject to GST at the prevailing rate of 7%. This rate will be raised (i) from 7% to 8% with effect from January 1, 2023, and (ii) from 8% to 9% with effect from January 1, 2024. Similar services rendered by a GST-registered person contractually to and for the direct benefit of an investor belonging outside Singapore should generally, subject to the satisfaction of certain conditions, qualify for zero-rating.